UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia (State or Other Jurisdiction of Incorporation)	1-10258 (Commission File Number)	54-1497771 (I.R.S. Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia (Address of Principal Executive Offices)	23225 (Zip Code)

Registrant’s telephone number, including area code: (804) 330-1000

——————————————————————————————
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          On June 30, 2005, Therics, Inc. (“Old Therics”), a wholly owned subsidiary of Tredegar Corporation (“Tredegar”), entered into a series of transactions pursuant to which Old Therics transferred ownership of substantially all of its assets and assigned substantially all of its intellectual property to a newly-created limited liability company, Therics, LLC (“New Therics”). In return, Old Therics received a 17.5% membership interest in New Therics and a 3.5% membership interest in Theken Spine, LLC (“Theken Spine”). Old Therics retained substantially all of its liabilities in the transaction. In addition, in connection with these transactions, Old Therics agreed to a payment arrangement with New Therics, pursuant to which Old Therics will receive between 2% and 10% on the net sales of New Therics products over the next 10 years where such sales incorporate the technology assigned as part of the transaction. New Therics and Theken Spine are entities separately controlled by Randall R. Theken, an individual who is not affiliated with Tredegar Corporation. New Therics and Theken Spine are treated as partnerships for income tax purposes.

          Pursuant to these transactions, the parties have made customary representations and warranties to each other and agreed to indemnify each other for certain losses incurred by the other. Tredegar does not believe that its indemnity obligations will have a material adverse effect on its financial position or results of operations.

          As further described in Note (a) to the accompanying pro forma financial statements, the transactions related to Old Therics are expected to result in a second-quarter charge of approximately $10 million ($6.5 million after taxes or 17 cents per share), including an asset impairment charge of approximately $5.9 million (based on preliminary appraisals), a loss on a lease obligation retained by Old Therics of approximately $3 million and severance and other transaction-related costs of approximately $1.1 million. As part of the transaction, Old Therics terminated the employment of substantially all of its 31 employees.

          On July 1, 2005, Tredegar issued a press release announcing the consummation of the transactions described above. A copy of the release is furnished as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference and provides additional details regarding the expenses, charges and impairments and the facts and circumstances leading thereto with respect to the transactions described above.

          This summary is subject to and qualified in its entirety by reference to the text of the Transfer Agreement, the Intellectual Property Transfer Agreement, the Unit Purchase Agreement and the Payment Agreement, which are filed as Exhibits 10.17, 10.18, 10.19 and 10.20, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 2.06 Material Impairments.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

          Not applicable.

(b)	Pro forma financial information.

          The unaudited pro forma financial information with respect to the transactions described in Item 1.01 set forth above and required by Item 9.01 of Current Report on Form 8-K is included on pages 4 through 6 below.

(c)	Exhibits.

          10.17 Transfer Agreement, by and between Old Therics and New Therics, dated as of June 30, 2005.

          10.18 Intellectual Property Transfer Agreement, by and between Old Therics and New Therics, dated as of June 30, 2005.

          10.19 Unit Purchase Agreement, by and between Old Therics, New Therics and Randall R. Theken, dated as of June 30, 2005.

          10.20 Payment Agreement, by and between Old Therics and New Therics, dated as of June 30, 2005.

          99.1 Press Release, dated July 1, 2005.

Tredegar Corporation
Pro Forma Consolidated Balance Sheet
March 31, 2005
(In Thousands, Except Per Share Data)
(Unaudited)

	Tredegar Historical	Pro Forma Adjustments		Tredegar Pro Forma
Assets
Current assets:
Cash and cash equivalents	$25,572	$—		$25,572
Accounts and notes receivable, net	125,489	—		125,489
Income taxes recoverable	—	1,484	(a)	1,484
Inventories	63,974	(231	)(a)	63,743
Deferred income taxes	9,440	1,437	(a)	10,877
Prepaid expenses and other	4,318	—		4,318

Total current assets	228,793	2,690		231,483

Property, plant and equipment, at cost	623,402	(8,877)		614,525
Less accumulated depreciation	303,241	(6,633)		296,608

Net property, plant and equipment	320,161	(2,244	)(a)	317,917

Other assets and deferred charges	89,555	970	(a)	90,525
Goodwill and other intangibles	142,632	(4,385	)(a)	138,247

Total assets	$781,141	$(2,969)		$778,172

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$62,573	$—		$62,573
Accrued expenses	36,258	4,105	(a)	40,363
Income taxes payable	1,065	(1,065	)(a)	—
Current portion of long-term debt	13,750	—		13,750

Total current liabilities	113,646	3,040		116,686
Long-term debt	104,167	—		104,167
Deferred income taxes	70,578	488	(a)	71,066
Other noncurrent liabilities	10,902	—		10,902

Total liabilities	299,293	3,528		302,821

Shareholders’ equity:
Common stock, no par value	109,588	—		109,588
Common stock held in trust for savings
restoration plan	(1,274)	—		(1,274)
Unearned compensation on restricted stock	(1,248)	—		(1,248)
Unrealized gain on available-for-sale securities	28	—		28
Foreign currency translation adjustment	16,625	—		16,625
Gain on derivative financial instruments	719	—		719
Minimum pension liability	(965)	—		(965)
Retained earnings	358,375	(6,497	)(a)	351,878

Total shareholders’ equity	481,848	(6,497)		475,351

Total liabilities and shareholders’ equity	$781,141	$(2,969)		$778,172

See accompanying notes to pro forma financial statements.

Tredegar Corporation
Pro Forma Consolidated Statements of Income
For the Three Months Ended March 31, 2005
(In Thousands, Except Per Share Data)
(Unaudited)

	Tredegar Historical	Pro Forma Adjustments		Tredegar Pro Forma
Revenues:
Sales	$232,757	$(137	)(b)	$232,620
Other income (expense), net	2,560	(156	)(c)	2,404

	235,317	(293)		235,024

Costs and expenses:
Cost of goods sold	198,352	(14	)(b)	198,338
Freight	5,943	—		5,943
Selling, general and administrative	17,064	(627	)(b)	16,437
Research and development	2,800	(1,319	)(b)	1,481
Amortization of intangibles	106	—		106
Interest expense	963	—		963
Asset impairments and costs associated with exit and
disposal activities	867	—		867

Total	226,095	(1,960)		224,135

Income before income taxes	9,222	1,667		10,889
Income taxes	3,672	583	(d)	4,255

Net income	$5,550	$1,084		$6,634

Earnings per share:
Basic	$.14	$.03		$.17
Diluted	.14	.03		.17

Shares used to compute earnings per share:
Basic	38,440			38,440
Diluted	38,636			38,636

Dividends per share	$.04			$.04

See accompanying notes to pro forma financial statements.

Tredegar Corporation
Pro Forma Consolidated Statements of Income
For the Year Ended December 31, 2004
(In Thousands, Except Per Share Data)
(Unaudited)

	Tredegar Historical	Pro Forma Adjustments		Tredegar Pro Forma
Revenues:
Sales	$861,165	$(380	)(b)	$860,785
Other income (expense), net	15,604	(132	)(c)	15,472

	876,769	(512)		876,257

Costs and expenses:
Cost of goods sold	717,120	(66	)(b)	717,054
Freight	22,398	—		22,398
Selling, general and administrative	60,030	(2,271	)(b)	57,759
Research and development	15,265	(7,806	)(b)	7,459
Amortization of intangibles	330	—		330
Interest expense	3,171	—		3,171
Asset impairments and costs associated with exit and
disposal activities	22,973	(2,041	)(b)	20,932

Total	841,287	(12,184)		829,103

Income before income taxes from continuing operations	35,482	11,672		47,154
Income taxes	9,222	4,085	(d)	13,307

Income from continuing operations	$26,260	$7,587		$33,847

Earnings per share from continuing operations:
Basic	$.69	$.20		$.88
Diluted	$.68	$.20		$.88

Shares used to compute earnings per share from
continuing operations:
Basic	38,295			38,295
Diluted	38,507			38,507

Dividends per share	$.16			$.16

See accompanying notes to pro forma financial statements.

Tredegar Corporation
Notes To Pro Forma Financial Statements (Unaudited)

          The unaudited pro forma financial statements of Tredegar Corporation (“Tredegar”) included on pages 4 through 6 give effect to the transfer of control by Therics, Inc. (“Old Therics”), a wholly owned subsidiary of Tredegar, of substantially all of its assets and the assignment of substantially all of its intellectual property to a newly-created limited liability company, Therics, LLC (“New Therics”).

          On June 30, 2005, Old Therics entered into a series of transactions pursuant to which Old Therics transferred ownership of substantially all of its assets and assigned substantially all of its intellectual property to New Therics. In return, Old Therics received a 17.5% membership interest in New Therics and a 3.5% membership interest in Theken Spine. Old Therics retained substantially all of its liabilities in the transaction. In addition, in connection with these transactions, Old Therics agreed to a payment arrangement with New Therics, pursuant to which Old Therics will receive between 2% and 10% on the net sales of New Therics products over the next 10 years where such sales incorporate the technology assigned as part of the transaction. New Therics and Theken Spine are entities separately controlled by Randall R. Theken, an individual who is not affiliated with Tredegar Corporation. New Therics and Theken Spine are treated as partnerships for income tax purposes.

          The unaudited pro forma balance sheet assumes the transactions related to Therics, Inc. described above occurred on March 31, 2005. Pro forma information is based upon the historical balance sheet data of Tredegar and Therics, Inc. as of that date. The unaudited pro forma statement of income gives effect to the transactions for the three months ended March 31, 2005 and the year ended December 31, 2004, as if they occurred on January 1, 2005 and January 1, 2004, respectively. The unaudited pro forma financial statements should be read in conjunction with the consolidated historical financial statements and related notes included in Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2005.

(a) Reflects pro forma adjustments for transactions related to Therics, Inc. affecting the balance sheet as summarized below:

(In thousands, except per-share amounts)

Estimated fair value of 17.5% interest in new Therics, LLC, a private company
(preliminarily determined by independent appraisal)	$170
Estimated fair value of 3.5% interest in Theken Spine, LLC, a private
company (preliminarily determined by independent appraisal)	800

Total estimated fair value of ownership interests received for substantially all
of the assets of Therics, Inc.	970

Carrying value of substantially all of the assets of Therics, Inc.:
Inventories	231
Net property, plant and equipment	2,244
Goodwill and other intangibles	4,385

Total	6,860

Estimated pretax loss on transfer of control of substantially all of the assets
of Therics, Inc.	(5,890)
Estimated loss on lease obligation retained	(3,000)
Estimated severance ($850) and other transaction-related costs	(1,105)

Estimated pretax loss on transfer of control of substantially all of the assets
of Therics, Inc. and other transaction-related losses	(9,995)

Income tax benefit (cost):
Current	2,549
Deferred	949

Total	3,498

Estimated aftertax loss on transfer of control of substantially all of the assets of Therics, Inc. and other transaction-related losses:
Total	$(6,497)

Per diluted Tredegar common share	$(.17)

          The charges reflected above are expected to be recognized by Tredegar in the second quarter of 2005 and have not been included in the pro forma statements of income due to their non-recurring nature.

(b) Reflects pro forma adjustments to eliminate the net sales and operating costs of Therics, Inc. that cease as a result of the transfer of substantially all of its assets to Therics, LLC. An individual that is not affiliated with Tredegar separately controls Therics, LLC and Theken Spine, LLC.

(c) Reflects pro forma adjustments to recognize income from the payment arrangement with Therics, LLC (10% of its net sales) and the application of the equity method of accounting to the 17.5% ownership interest in Therics, LLC. Equity method losses are limited to the carrying value of the investment in Therics, LLC ($170,000) since Tredegar has no obligation or intent to fund any future losses. Historical net sales of Therics, Inc. were used to estimate the pro forma income from the payment arrangement ($14,000 for the three months ended March 31, 2005 and $38,000 for the year ended December 31, 2004). Historical operating losses of Therics Inc., as adjusted for the payment arrangement, were used to estimate pro forma equity method losses in Therics, LLC, subject to the carrying value limitation. The 3.5% ownership interest in Theken Spine, LLC will be accounted for under the cost method, with an impairment loss recognized and a new cost basis established for any write-down to estimated fair value, if necessary.

(d) Reflects pro forma adjustments for income taxes accrued at 35%. Therics, LLC and Theken Spine, LLC are treated as partnerships for income tax purposes and therefore Tredegar will recognize its proportionate share of taxable income or loss in its consolidated U.S. income tax return.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION

Date: July 1, 2005	By:	/s/ D. Andrew Edwards ——————————————— D. Andrew Edwards Vice President, Chief Financial Officer and Treasurer